Exhibit 99.1

Temecula Valley Bancorp Announces First Quarter 2008 Earnings

TEMECULA, Calif.--(BUSINESS WIRE)--Temecula Valley Bancorp Inc. (NASDAQ:TMCV) today announced net income of $1.5 million, or $0.14 per diluted share, for the first quarter ending March 31, 2008 compared with $4.2 million, or $0.38 per diluted share reported for the first quarter of 2007, a decline of 65.1 percent and 63.2 percent, respectively. Compared with the year-ago quarter, first quarter 2008 earnings per share results reflect the combined impact of a lower net interest margin, an increase in the loan loss provision, and a lower level of noninterest income, partially offset by lower noninterest expense and the repurchase of its common stock.

First quarter 2008 highlights compared with the prior-year first quarter are as follows:

  Net interest income declined by $2.8 million. The 138 basis point decline in the net interest margin to 4.16 percent was due mainly to the rapid Federal Reserve Bank rate decreases in 2008 and was partially offset by a higher level of earning assets.
  Noninterest income declined by $1.2 million primarily from a $0.8 million decrease in loan broker income, $1.1 million decrease in SBA 7(a) and SBA 504 sales gain, and a $0.8 million increase in SBA net servicing income.
  Twelve-month loan growth was $90.4 million, or 7.7 percent. Construction and development (C&D) loans still constitute approximately fifty percent of the loan portfolio. However, commercial loans held in the portfolio are growing slightly as a percent of the total loan portfolio.
  Compared with the fourth quarter of 2007, nonperforming assets increased by $40.5 million to $71.4 million, or 5.19 percent of total assets. Government guaranties of $11.3 million reduced the exposure to $60.2 million or 4.37 percent of total assets. Approximately 36 percent of construction loans matured this past quarter, accounting for the majority of the increase in non performing loans.
  Net charge-offs were $1.25 million, or 0.40 percent of annualized average loans, higher than historical levels but still low by current industry standards due to solid underwriting and an experienced real estate workout team.
  The board of directors authorized two stock buyback programs in 2007 to purchase up to $15.5 million and one stock buyback program in 2008 to purchase up to $8.6 million of TMCV common stock. Thus far, 684,100 shares in 2007 and 149,500 shares in 2008 have been purchased under these programs.

Chairman, President, and CEO Stephen H. Wacknitz, commented, "We are beginning to see a few bright spots on the horizon, but progress is slow. The good news is California housing has become a lot more affordable. Within our markets, the bright spot is San Francisco. Recent data suggests that there is little, if any, softening in that market in terms of value. Homes sales are also starting to improve in San Diego, and we are seeing some seasonal pickup in escrow activity. For the time being we are proceeding cautiously recognizing that more time is needed for the markets to stabilize.

"In response to market conditions and risk levels, we plan to lower our exposure to the residential construction sector, and focus more on the small businesses in our local markets. Our branch network is well-positioned to capture a greater share of this commercial business, providing our bankers with opportunities to cross-sell many of our new deposit and cash management products, as well as provide business loans.”

Return on average assets and average equity was 0.43 percent and 5.44 percent, respectively, for the first quarter of 2008, compared with 1.34 percent and 16.04 percent, respectively, for the prior-year quarter.

Income Statement

Total revenue, consisting of net interest income and noninterest income, was $16.2 million for the first quarter of 2008 compared with $20.2 million for the first quarter of 2007, a decrease of 19.5 percent. Net interest income was $13.5 million, down $2.8 million or 16.9 percent from the $16.3 million reported for the prior-year first quarter; the primary driver was a 138 basis point or 24.9 percent decline in the net interest margin, to 4.16 percent, partially offset by a 9.4 percent increase in average earning assets. The impact of the asset-sensitive balance sheet is reflected in the 2008 year-to-date decline in loan yield of 92 basis points compared to a 55 basis point decline in average cost of deposits. This timing disparity contributed to an 87 basis point decline in the net interest margin relative to the linked quarter. Mr. Wacknitz commented, "The rapidity of the rate decline has magnified the impact of our asset-sensitive balance sheet on the net interest margin. It will take up to several months to reprice our interest bearing deposits and catch up to lower loan yields.”

Noninterest income was $2.8 million for the first quarter of 2008, a decline of $1.2 million or 30.1 percent from the $3.9 million reported for the first quarter of 2007. The noninterest income consists of several major components. First, there are fees generated from core bank operations such as loan income and service fees on deposit accounts. These fees tend to perform according to established trends. These two fee categories combined generated $565 thousand of income for the first quarter of 2008, a decline of 6.9 percent from the year-ago quarter.

The second source of noninterest income is derived from gains/losses on the sale of loans and other assets. This historically has been one of the larger contributors to noninterest income and is an important element of the Bank’s business strategy. All SBA loans, and many 1st trust deed term commercial real estate loans, are structured for sale in the secondary market. This generates ongoing and recurring gains upon sale. This also provides a source of liquidity, and creates opportunities for balance sheet management. For the first quarter of 2008, gains on loan sales were $882 thousand compared with $2.3 million in the prior-year quarter, a decline of $1.4 million or 61.4 percent. These gains have declined as a result of lower volume of loans sales (including SBA 7(a), 504, and USDA B&I loans) sold this past quarter. In addition, premiums on these loan sales have decreased due to changes in the credit markets.

A third source of Temecula’s noninterest income is derived from SBA servicing, which is subject to several variables, such as prepayment speeds and discount rates, that reflect market conditions over which Temecula has less control. The factors that impacted the valuation of SBA servicing rights and the cash servicing fee income became more volatile in 2007, reflecting greater uncertainties in the financial markets at that time. More recently, financial market conditions have stabilized, and the mark-to-market adjustment has become less volatile.

Beginning in the fourth quarter of 2004, less of the SBA loan servicing rights was retained and more SBA 7(a) loans were sold with cash premiums to reduce the volatility associated with early prepayments and volatile discount rates. The SBA requires that the originating lender retain a minimum of one percent in fees, so the current decline in the weighted average servicing rate was planned, and will continue to reduce to slightly above one percent as loans originated prior to the fourth quarter of 2004 payoff or pay down. For the first quarter of 2008 the net servicing loss was $29,000, due to more than expected prepayments. The cash servicing income of $1.5 million was offset by the $1.5 million non-cash decline in the valuation of the servicing assets. The table below provides a breakout of the SBA servicing portfolio calculations for the 2008 and 2007 first quarters, the fourth quarter 2007, and the full year 2007.

SBA Servicing Assets

SBA Servicing Assets ($000)	1Q’08	4Q’07	1Q’07	12 Months 07
SBA Loans Serviced - EOP	$362,331	$374,395	$383,100	$374,395
Value of the Servicing Assets - EOP	$11,185	$11,949	$19,020	$11,949
Net Servicing Income (Loss)	($29)	$513	($855)	($4,305)
Fair Value Adjustment to SBA Servicing Assets	($1,475)	($1,149)	($2,771)	($11,442)
Cash Servicing Income	$1,539	$1,662	$1,999	$7,137
Weighted Avg. Servicing Rate - EOP	1.67%	1.69%	1.95%	1.69%

The fourth source of noninterest income is loan broker income on SBA and mortgage loans. Loan broker income was $1.4 million in the first quarter of 2007 compared to $616 thousand in the first quarter of 2008, a decrease of $770 thousand due to lower loan volume and premiums on these loans.

Noninterest expense for the first quarter of 2008 was $11.6 million, down $1.0 million or 8.0 percent from the $12.7 million reported for the first quarter of 2007. Salary and benefits expenses primarily accounted for the decrease, reflecting lower bonus and commission expense due to lower earnings for the quarter. The efficiency ratio increased to 71.67 percent for the first quarter of 2008 from 62.73 percent for the prior-year.

Balance Sheet

“We’ve experienced good loan and deposit growth during the first quarter,” commented Mr. Wacknitz. “We are especially pleased with the growth in low-cost deposits produced within our branch network. Furthermore, our loan pipeline is sufficiently strong to provide us with revenue growth from interest and fee income. We posted a $40.5 million increase in nonperforming assets this quarter, but we anticipate that actual losses will be relatively modest by comparison due to the conservative and strong underwriting.”

Total assets were $1.38 billion at March 31, 2008, up $63.8 million or 4.9 percent from the $1.31 billion reported at March 31, 2007. Since year-end 2007, assets increased $57.7 million. Year-over-year loan growth was funded through a reduction of fed funds sold, growth in deposits, and a higher level of junior subordinated debt.

Twelve-month loan growth was $90.4 million, or 7.7 percent, to $1.27 billion at March 31, 2008. While construction and development (C&D) loans still constitute approximately fifty percent of the portfolio, commercial loans held in portfolio are growing slightly as a percent of the total loan portfolio.

The bank remains committed to real estate lending, with approximately 92.9 percent of its loans collateralized by real property. Construction and Development (C&D) lending is a primary focus and one of the Bank’s greatest strengths. C&D loans at the end of the current quarter were $628.2 million, an increase of $35.3 million, or 6.0 percent, from the $592.9 million reported for the first quarter of 2007, and an increase of $41.3 million from the linked quarter. Mr. Wacknitz explained that current loan application levels have fallen off sharply. Higher loan outstanding balances represent continued advances on current projects.

Some of the void created by the decline in construction lending will be filled by SBA lending. The Bank has been transitioning from a primarily SBA 7(a) focus toward a higher concentration of SBA 504 and other commercial real estate loans that can be sold in the secondary market. SBA 504 loans have more of a construction component, so the Bank holds these loans on its balance sheet longer until completion of the construction, resulting in greater net interest income and higher concentrations of commercial owner-occupied construction loans.

SBA loans were $268.1 million at first quarter-end, up $32.3 million or 13.7 percent from first quarter 2007 levels. From the linked quarter, SBA loans decreased $18.2 million due to lower SBA 7(a) loans originated as well as a $9.6 million reduction in purchased unguaranteed SBA 7(a) loans.

Other real estate, including CRE and SBA 504 loans, have shown only slight increases, with $296.3 million outstanding at March 31, 2007 and $298.9 million outstanding at March 31, 2008.

Commercial loans increased $19.9 million, or 38.9 percent, above the $51.2 million in first quarter 2007.

The loan portfolio is diversified geographically and by loan type. Over 24 percent of the Bank’s loans are located outside of California, underwritten through various SBA programs. These loans are all commercial in nature, divided between CRE ($39.6 million) and commercial construction ($68.6 million), SBA 7(a), 504, and USDA B&I ($75.8 million), and unguaranteed purchase program ($105.1 million).

Deposits at March 31, 2008 were $1.20 billion, an increase of $45.5 million or 4.0 percent from $1.15 billion at March 31, 2007 and an increase of $36.3 million from the linked quarter. The introduction of an upgraded suite of business cash management products through its branch network during the latter part of 2007 has begun to show results this first quarter. Compared to fourth quarter 2007, lower-cost deposits (transaction accounts, savings and money market) increased by $21.4 million, or 7.2 percent, to $317.2 million, while total time deposits increased by $16.1 million, or 1.9 percent, to $869.0 million since year-end. Declining rates plus an improved mix of deposits contributed to the 55 basis point improvement in the cost of deposits since year-end; the average cost of deposits declined from 3.96 percent for the fourth quarter of 2007 to 3.41 percent for the current quarter.

Asset Quality

Mr. Wacknitz continued, “Approximately 36 percent of our construction portfolio matured in the first quarter of 2008. We anticipated that some of our borrowers would experience difficulties, and unfortunately, we were correct. In addition, we performed a thorough external audit of our entire portfolio, and we believe all loans showing signs of weakness have been recognized. We have always structured our loans very conservatively, with a substantial margin of safety and personal guaranties. Despite the growing level of problem assets, so far we’ve had little in the way of losses. Ultimately, however, the determining factor will be the length of this housing downturn.”

Gross nonperforming assets were $71.4 million or 5.19 percent of total assets at March 31, 2008, up from $30.9 million or 2.35 percent of total assets at December 31, 2007, and $24.5 million or 1.87 percent of total assets at March 31, 2007. Nonperforming assets were supported by government guarantees of $11.3 million, $10.4 million and $14.1 million, respectively, for the current quarter, the linked quarter and the year-ago quarter. Net charge-offs were an annualized 0.40 percent of average loans for first quarter 2008, compared with 0.13 percent and 0.16 percent, respectively, of average loans for fourth and first quarters of 2007. Mr. Wacknitz added, "The majority of nonperforming loans are construction loans, which represent $45.1 million of the net exposure and $46.5 million of the gross exposure. Seven construction loan borrowers constitute 84.1% of the gross construction nonperforming loans, with 25.1% of the balances of these seven borrowers currently in escrow. The nonperforming balances of other categories have remained relatively stable since December 31, 2007.”

The provision for loan losses was $2.2 million for the first quarter of 2008 compared with $415 thousand reported for the first quarter of 2007. The allowance for loan loss increased to 1.34 percent of total loans from 1.06 percent for the year-ago quarter, reflecting the increased weakness in the economy and in the housing market. Excluding held-for-sale loans of $222.7 million at March 31, 2008, and 201.5 million at March 31, 2007 the allowance for loan losses was 1.62 percent and 1.27 percent of total loans, respectively.

Shareholder Equity

Shareholder equity remained flat compared to March 31, 2007 levels, with $107.8 million at March 31, 2008. Growth since March 31, 2007 was offset by repurchases of 577,200 shares for $9.974 million in the third quarter of 2007 and 149,500 shares for $1.680 million in the first quarter of 2008. At March 31, 2008, the Company had 10,063,267 shares outstanding. Capital ratios remain strong at March 31, 2008, with the Tier 1 leverage ratio at 10.41 percent, the Tier 1 risk-based capital ratio at 9.82 percent, and the total risk-based capital ratio at 12.35 percent, all above the minimum to qualify as "well capitalized."

Mr. Wacknitz concluded, "As we continue to work through one of the worst residential real estate downturns ever, we still have confidence in the resiliency and desirability of our markets. We’ve experienced these cycles before – downturns followed by strong growth, leading sooner or later, at least in California – to a strong housing market. We are always trying to achieve the optimal mix of conservative underwriting and bottom-line profit generation. However, we know our markets, and we know how to manage them throughout various housing cycles. We have a strong capital base and one of the most experienced management teams in place, and we are prepared to address each challenge and manage it to a successful conclusion.”

About the Company

Temecula Valley Bank, established in 1996, operates eleven full-service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo, El Cajon, Carlsbad, Solana Beach, Ontario, and San Marcos. The Bank also operates a number of regional real estate loan production centers in California. As a leading SBA Preferred Lender, the Bank has a network of SBA loan production offices across the United States. Temecula Valley Bancorp was established in June 2002 and operates as a bank holding company for the Bank. For further information, please go to the Bank's website at www.temvalbank.com.

Temecula Valley Bancorp stock is traded on the NASDAQ Global Select Market under the symbol TMCV.

Forward-Looking Statements

Statements concerning future performance, developments, or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the U.S. government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in the filings made with the Securities and Exchange Commission by Temecula Valley Bancorp Inc. The Corporation undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

TEMECULA VALLEY BANCORP INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)
(all amounts in thousands except share and per share information)

	March 31,			December 31,
	2008	2007	% Change	2007
ASSETS
Cash and due from banks	13,774	14,912	(8%)	13,210
Interest-bearing deposits in financial institutions	1,000	99	910%	1,000
Federal funds sold	27,270	55,320	(51%)	4,220
Securities	2,974	1,016	193%	2,981
Loans
Commercial	71,100	51,189	39%	68,661
Real Estate-Construction	628,243	592,923	6%	586,906
Real Estate-Other	298,933	296,302	1%	292,153
SBA	268,146	235,811	14%	286,367
Consumer and other	3,788	3,564	6%	3,630
Total Gross Loans	1,270,210	1,179,789	8%	1,237,717
Less allowance for loan losses	(16,969)	(12,458)	36%	(16,022)
Total Loans, net	1,253,241	1,167,331	7%	1,221,695

Federal Reserve & Home Loan Bank stock, at cost	2,944	2,026	45%	2,905
Bank premises and equipment, net	5,952	5,600	6%	5,271
Other real estate owned, net	3,091	722	328%	0
Cash surrender value life insurance	28,294	24,265	17%	28,034
SBA-loan servicing asset	5,095	7,621	(33%)	5,350
SBA-loan I/O strip receivable	6,090	11,399	(47%)	6,599
Accrued interest	5,706	6,473	(12%)	6,827
Other Assets	20,778	15,664	33%	20,433
Total Assets	1,376,209	1,312,448	5%	1,318,525

LIABILITIES AND STOCKHOLDER EQUITY
Deposits
Non-interest Bearing Deposits	144,213	151,293	(5%)	133,867
Money Market & NOW	155,811	141,028	10%	146,270
Savings	28,386	32,012	(11%)	28,059
Time Deposits	868,982	827,520	5%	852,875
Total deposits	1,197,392	1,151,853	4%	1,161,071
Junior subordinated debt securities	56,924	41,240	38%	34,023
Accrued interest	2,054	2,141	(4%)	2,329
Other liabilities	12,043	9,470	27%	13,143
Total liabilities	1,268,413	1,204,704	5%	1,210,566
Stockholder's equity	107,796	107,744	0%	107,959
Total liabilities and Stockholder's equity	1,376,209	1,312,448	5%	1,318,525

TEMECULA VALLEY BANCORP INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(all amounts in thousands except share and per share information)

	3 Mos. Ended March 31,
	2008	2007	$ Change	% Change
INTEREST INCOME
Interest income and fees on loans	25,646	28,078	(2,432)	(9%)
Other Interest income	283	282	1	0%
Total Interest income	25,929	28,360	(2,431)	(9%)
INTEREST EXPENSE
Interest on deposits	11,395	11,276	119	1%
Interest on junior subordinated debt and other borrowings	1,038	834	204	24%
Total Interest expense	12,433	12,110	323	3%
Net interest income	13,496	16,250	(2,754)	(17%)
Provision for loan losses	2,200	415	1,785	430%
Net interest income after provision for loan losses	11,296	15,835	(4,539)	(29%)
NON INTEREST INCOME
Service charges and fees	152	149	3	2%
Gain on sale of loans, fixed assets and OREO	882	2,283	(1,401)	(61%)
SBA Net Servicing income	(29)	(855)	826	(97%)
Loan related income	413	458	(45)	(10%)
Other income	1,333	1,903	(570)	(30%)
Total Non Interest income	2,751	3,938	(1,187)	(30%)
NON INTEREST EXPENSE
Salaries and employee benefits	7,612	8,638	(1,026)	(12%)
Occupancy and equipment	1,336	1,264	72	6%
Marketing and business promotion	263	344	(81)	(24%)
Office expense	582	658	(76)	(12%)
Loan related expense	468	621	(153)	(25%)
Other expense	1,384	1,139	245	22%
Total Non Interest expense	11,645	12,664	(1,019)	(8%)
Earnings before income taxes	2,402	7,109	(4,707)	(66%)
Income taxes	944	2,930	(1,986)	(68%)
Net earnings	1,458	4,179	(2,721)	(65%)

TEMECULA VALLEY BANCORP INC.
OTHER SELECTED QUARTERLY FINANCIAL DATA
(UNAUDITED)
(all amounts in thousands except share and per share information)

	March 31,		December 31,
	2008	2007	2007
Actual common shares outstanding at end of period	10,063,267	10,613,659	10,147,910
Average common shares outstanding	10,100,558	10,601,748	10,141,606
Average common shares & equivalents outstanding	10,217,048	11,124,945	10,339,950
Basic earnings per share	0.14	0.39	0.31
Diluted earnings per share	0.14	0.38	0.30
Book value per share, end of period	10.71	10.15	10.64

Return on average assets (annualized)	0.43%	1.34%	0.93%
Return on average equity (annualized)	5.44%	16.04%	11.60%
Investment Yield	3.37%	5.23%	5.02%
Loan Yield	8.12%	9.75%	9.04%
Cost of Interest-bearing Deposits	4.31%	4.75%	4.61%
Cost of Borrowings	7.87%	8.14%	7.08%
Loan to deposit ratio, end of period	106.08%	102.43%	106.60%
Net interest margin	4.16%	5.54%	5.03%
Efficiency ratio	71.67%	62.73%	59.56%

Tier 1 leverage capital ratio	10.41%	11.27%	10.63%
Tier 1 risk-based capital ratio	9.82%	10.42%	9.65%
Total risk-based capital ratio	12.35%	11.65%	10.80%

Allowance for loan losses as a % of total loans	1.34%	1.06%	1.29%
Gross nonperforming assets as a % of total assets	5.19%	1.87%	2.35%
Net nonperforming assets as a % of total assets	4.37%	0.79%	1.56%
Net chargeoffs (annualized) as a % of total loans	0.40%	0.16%	0.09%

PAST DUE AND NON-ACCRUAL LOANS
	Gross Balance	Government Guaranty	Net Balance
March 31, 2008
30 - 89 days past due	19,844	(2,160)	17,684
90+ days past due and accruing	0	0	0
Non-accrual	68,350	(10,436)	57,914
Other real estate owned (REO)	3,091	(816)	2,275
Total non-performing assets	71,441	(11,252)	60,189

December 31, 2007
30 - 89 days past due	11,547	(2,732)	8,815
90+ days past due and accruing	0	0	0
Non-accrual	30,936	(10,379)	20,557
Other real estate owned (REO)	0	0	0
Total non-performing assets	30,936	(10,379)	20,557

March 31, 2007
30 - 89 days past due	8,022	0	8,022
90+ days past due and accruing	0	0	0
Non-accrual	23,813	(13,573)	10,240
Other real estate owned (REO)	722	(542)	180
Total non-performing assets	24,535	(14,115)	10,420

	3 Mos. Ended March 31,
NET LOAN CHARGEOFFS	2008	2007
Chargeoffs	1,419	479
Recoveries	(166)	0
Net Chargeoffs (Recoveries)	1,253	479

TEMECULA VALLEY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(dollars in thousands except per share data)

	Quarterly
Before subsequent event	2008	2007					2006
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr		4th Qtr
EARNINGS
Net interest income (fully tax-equivalent)	$13,496	$15,813	$16,517	$17,054		$16,250	$16,282
Provision for loan and lease losses	$2,200	$3,130	$1,055	$0		$415	$890
Non Interest income	$2,751	$4,813	$1,521	$6,117		$3,938	$3,695
Non Interest expense	$11,645	$12,284	$12,642	$14,317		$12,664	$12,256
Net income	$1,458	$3,113	$2,595	$5,251		$4,179	$4,392
Basic earnings per share	$0.14	$0.31	$0.25	$0.49		$0.39	$0.45
Diluted earnings per share	$0.14	$0.30	$0.25	$0.47		$0.38	$0.43
Average shares outstanding	10,100,558	10,141,606	10,247,356	10,661,179		10,601,748	9,800,612
Average diluted shares outstanding	10,217,048	10,339,950	10,559,464	11,072,471		11,124,945	10,322,256

PERFORMANCE RATIOS
Return on average assets	0.43%	0.93%	0.79%	1.59%		1.34%	1.46%
Return on average common equity	5.44%	11.60%	9.66%	19.07%		16.04%	20.11%
Net interest margin (fully tax-equivalent)	4.16%	5.03%	5.38%	5.51%		5.54%	5.79%
Investment Yield	3.37%	5.02%	5.16%	5.24%		5.23%	5.22%
Loan Yield	8.12%	9.04%	9.62%	9.79%		9.75%	9.92%
Cost of Interest-bearing Deposits	4.31%	4.61%	4.73%	4.78%		4.75%	4.68%
Cost of Borrowings	7.87%	7.08%	7.51%	7.66%		8.14%	7.84%
Noninterest income/Operating revenue	16.93%	23.33%	8.43%	26.40%		19.51%	18.50%
Efficiency ratio	71.67%	59.56%	70.09%	61.79%		62.73%	61.35%
Full-time equivalent employees	317	316	324	318		313	312

CAPITAL
Loans/ Deposits	106.08%	106.60%	104.60%	100.15%		102.43%	105.66%
Securities/ Assets	0.21%	0.23%	0.23%	0.08%		0.08%	0.08%
Equity to assets	7.83%	8.19%	8.04%	8.57%		8.21%	8.34%
Regulatory leverage ratio	10.41%	10.63%	10.60%	10.93%		11.27%	11.42%
Tier 1 risk-based capital ratio	9.82%	9.65%	9.59%	10.58%		10.42%	10.49%
Total risk-based capital ratio	12.35%	10.80%	10.57%	11.51%		11.65%	11.90%
Book value per share	$10.71	$10.64	$10.35	$10.52		$10.15	$9.75
Common dividends per share	$0.04	$0.04	$0.04	$0.04	$	N/A	$ N/A

ASSET QUALITY
Gross loan charge-offs	$1419	$510	$149	$198		$479	$25
Net loan charge-offs (recoveries)	$166	$408	$24	$190		$479	$(1)
Net loan charge-offs annualized to average loans	0.40%	0.13%	0.01%	0.06%		0.16%	0.00%
Allowance for loan losses	$16,969	$16,022	$13,299	$12,268		$12,458	$12,522
Allowance for losses to total loans	1.34%	1.29%	1.10%	1.07%		1.06%	1.10%
Nonaccrual loans - gross	$68,350	$30,936	$32,034	$26,629		$23,813	$19,124
90-Day Delinquencies still accruing - gross	0	0	0	0		0	140
Other real estate owned - gross	$3091	$0	$152	$722		$722	$1,255
Nonperforming assets (including OREO)	71,441	30,936	32,186	27,352		24,535	20,519
Nonperforming assets to total assets	5.19%	2.35%	2.47%	2.09%		1.87%	1.66%
Nonperforming Assets, Net of Guarantees (NOG)	60,189	20,558	18,522	12,199		10,420	9,547
Nonperforming assets NOG to Total Assets	4.37%	1.56%	1.42%	0.93%		0.79%	0.77%

END OF PERIOD BALANCES
Loans (before allowance)	$1,270,210	$1,237,717	$1,204,474	$1,151,515		$1,179,789	$1,142,693
Total earning assets (before allowance)	$1,301,454	$1,245,917	$1,231,510	$1,230,277		$1,236,224	$1,161,991
Total assets	$1,376,209	$1,318,525	$1,304,878	$1,308,965		$1,312,448	$1,238,189
Deposits
Non Interest-Bearing Demand	$144,213	$133,867	$144,938	$144,683		$151,293	$144,525
Money Market and NOW	$155,811	$146,270	$173,851	$151,893		$141,028	$130,357
Savings	$28,386	$28,059	$27,214	$29,487		$32,012	$29,781
Timed Deposits Under $100,000	$470,817	$453,272	$391,365	$403,827		$420,301	$367,029
Timed Deposits $100,000 and Over	$398,165	$399,603	$414,184	$419,945		$407,219	$409,809
Deposits	$1,197,392	$1,161,071	$1,151,552	$1,149,835		$1,151,853	$1,081,501
Shareholders' equity	$107,796	$107,959	$104,944	$112,188		$107,744	$103,263
Period end common shares outstanding	10,063,267	10,147,910	10,137,910	10,662,772		10,613,659	10,586,659

QUARTERLY AVERAGE BALANCES
Loans (before allowance)	$1,266,788	$1,234,795	$1,175,764	$1,208,928		$1,167,399	$1,099,465
Total earning assets (before allowance)	$1,300,521	$1,247,838	$1,218,899	$1,240,905		$1,189,218	$1,116,363
Total assets	$1,374,297	$1,321,112	$1,296,334	$1,323,088		$1,266,657	$1,197,032
Deposits	$1,195,820	$1,155,301	$1,140,412	$1,158,276		$1,106,127	$1,053,338
Shareholders' equity	$107,809	$106,432	$106,571	$110,424		$105,661	$86,650

LOAN PORTFOLIO (INCLUDING HELD-FOR-SALE)
Residential Construction Loans	3/31/2008	12/31/2007	9/30/2007	6/30/2007		3/31/2007	12/31/2006
10 Owner Occupied Res Const	0.74%	0.58%	0.53%	0.41%		0.72%	0.96%
11 High-End Owner Occupied	2.81%	2.48%	2.50%	2.57%		2.09%	2.30%
20 Spec Residential Construction (1-4 units)	3.18%	3.66%	3.69%	3.89%		3.56%	3.60%
21 High-End Spec Residential Const (1-4 units)	3.84%	5.10%	6.10%	6.38%		5.97%	5.51%
23 High-End Residential Tract Construction (over 4 units)	3.67%	3.15%	3.50%	3.73%		3.48%	3.30%
24 Tract Construction (over 4 Units)	3.32%	2.18%	1.97%	1.83%		1.84%	2.24%
25 Multi-Family Construction	1.51%	1.45%	1.25%	1.43%		1.15%	0.67%
26 Condominium Construction	4.56%	3.79%	3.03%	2.37%		2.15%	2.39%
27 High-End Condominium Construction	7.06%	6.43%	7.21%	6.62%		6.39%	6.16%
28 Condominium Conversion	0.96%	0.96%	0.96%	1.49%		1.76%	1.92%
Sub-Total Residential Construction Loans	31.66%	29.80%	30.75%	30.72%		29.10%	29.03%

Commercial Construction Loans
30 Owner-Occupied Comm Const	3.05%	3.58%	4.05%	4.40%		4.32%	3.32%
31 Restaurant/Bar Construction	0.50%	0.25%	0.10%	0.08%		0.31%	0.31%
32 Hotel/Motel Construction	4.87%	4.13%	5.03%	5.45%		5.58%	5.12%
33 Car Wash Construction	0.53%	0.46%	0.45%	0.55%		0.69%	0.94%
34 Gas Station/C Store Construction	0.74%	0.67%	0.66%	0.63%		0.48%	0.75%
36 Retail Spec Construction	0.61%	0.50%	0.26%	0.20%		0.76%	1.59%
38 Office Spec Construction	1.02%	1.15%	1.73%	1.78%		2.24%	1.64%
40 Industrial/Warehouse Spec Const	1.44%	1.35%	1.13%	1.04%		1.51%	1.95%
42 Healthcare Construction	1.46%	1.68%	1.61%	1.32%		1.26%	0.81%
44 Miscellaneous Comm Const	0.30%	0.38%	0.33%	0.27%		0.15%	0.41%
45 Mini-Storage Construction	0.24%	0.21%	0.14%	0.38%		0.39%	0.36%
50 Residential Land Development	2.33%	2.68%	2.56%	2.98%		3.22%	3.24%
51 Commercial Land Development	0.75%	0.75%	0.76%	0.85%		0.43%	0.44%
Sub-Total Commercial Construction Loans	17.84%	17.80%	18.80%	19.93%		21.33%	20.87%

Non-Construction Real Estate Loans
55 Unimproved Land	6.78%	7.67%	7.73%	6.99%		5.68%	6.89%
59 Multi-Family	0.29%	0.32%	0.39%	0.43%		0.65%	0.59%
60 Owner-Occupied Commercial	13.05%	13.32%	13.24%	13.21%		14.40%	13.28%
61 Restaurant/Bar	1.73%	2.07%	1.72%	1.81%		1.60%	1.31%
62 Hotel/Motel	7.81%	7.82%	6.47%	5.84%		5.28%	5.75%
63 Car Wash	0.99%	1.06%	1.11%	1.11%		1.25%	1.09%
64 Gas Station/C Store	3.86%	4.16%	4.39%	4.56%		4.34%	3.82%
66 Retail Investment	0.65%	0.57%	0.63%	0.76%		0.83%	0.86%
68 Office Investment	1.02%	1.05%	0.67%	0.55%		0.98%	0.96%
70 Industrial/Warehouse Investment	2.40%	2.47%	2.74%	2.65%		3.49%	3.38%
72 Healthcare	0.70%	0.47%	0.95%	0.86%		0.68%	0.45%
74 Miscellaneous Commercial	0.34%	0.48%	0.59%	0.62%		1.26%	1.40%
75 Mini-Storage	0.36%	0.37%	0.39%	0.41%		0.56%	0.58%
80 1st TD 1-4 Residential	1.40%	1.47%	1.34%	1.45%		1.62%	1.59%
82 Junior TD 1-4 Residential	1.98%	2.04%	2.17%	2.04%		1.80%	1.95%
Sub-Total Non-Construction Real Estate Loans	43.37%	45.33%	44.52%	43.28%		44.40%	43.89%
Total Real Estate Secured Loans	92.88%	92.93%	94.08%	93.93%		94.84%	93.79%

Commercial, Consumer, Other	7.12%	7.07%	5.92%	6.07%		5.16%	6.21%
Total Loan Portfolio	100.00%	100.00%	100.00%	100.00%		100.00%	100.00%

CONTACT:
Temecula Valley Bank
Stephen H. Wacknitz, 951-694-9940